Consulting Agreement

This Consulting Agreement (the "Agreement") is entered into this 2nd day of December, 2003 is by and amongst Southern States Power Company, Inc., a Delaware corporation (the "Company") and John Figliolini (the "Consultant").

WHEREAS, the Consultant is skilled in corporate financial matters, financial strategic planning and management consulting; and

WHEREAS, the Company desires to engage the Consultant to assist the Company in its efforts to improve operational efficiencies, assist with internal compliance efforts, develop a strategic plan of operations and assist in streamlining accounting operations;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration receipt whereof is hereby acknowledged it is agreed.

  The Company hereby engages the Consultant and the Consultant hereby accepts this engagement on a non-exclusive basis pursuant to the terms and conditions of this Consulting Agreement.

  Consultant shall provide the Company with ongoing consulting services in the area of accounting, securities review, strategic planning and organizational efficiencies. Consultant shall meet with the Company's Officers and the Board of Directors and report upon his endeavors. Consultant shall provide these services on an as needed basis but in no event less frequently than at least three days per week unless advised to the contrary by the Company. Said services to be provided either at the Company's principle place of business or the address of the Consultant depending upon the nature and type of services provided.

  In order to assist the Consultant with his duties, the Company will provide the Consultant with such information, as may be required by Consultant. The Company will make available to Consultant copies of all reports filed with the Securities and Exchange Commission, copies of financial reports and projections, strategic plans and such other reports as may be necessary in order for the Consultant to carry out Consultant's responsibilities.

  This Agreement shall be for a term commencing on the date of execution by the last signatory and continuing until December 1, 2004.

  In consideration of the services to be provided, the Consultant shall receive a fee of twenty-three million seven hundred fifty thousand (21.000,000) shares of the Company's common stock.

  The Company will register these shares pursuant to a registration statement on Form S-8.

  During the term of this Agreement, each party may have access to trade secrets, know how, formulae, customer and price lists, all of which are valuable, special, proprietary and unique assets of each. The parties agree that all knowledge and information which each other shall acquire during the term of the Agreement shall be held in trust and in a fiduciary capacity for the sole benefit of the other party, it's successors and assigns, and each agrees not to publish or divulge either during the term of this Agreement or subsequent thereto, knowledge of any technical or confidential information acquired during the term of this Agreement.

At the termination of this Agreement, or at any other time, either party may request the other party to deliver to the other, without retaining any copies, notes or excerpts thereof, all memoranda, diaries, notes, records, plans, specifications, formulae or other documents relating, directly or indirectly, to any confidential information made or compiled by, or delivered or made available to or otherwise obtained by the respective parties. However, the foregoing provision shall not prohibit the Consultant from engaging in any work at any time following his termination of this Agreement that does not conflict with the terms of this Agreement.

  This Agreement may be terminated for "Proper Cause" prior to the expiration of its stated term in the sole and absolute discretion of either party. As used in the Agreement "Proper Clause" shall be limited to:

  Conviction of Civil or Criminal Fraud or a Felony. Such termination shall not prejudice any other remedy to which either party may be entitled either at law, in equity or under this Agreement.

  Except as otherwise provided herein, any notice or other communication to any party pursuant to or relating to this Agreement and the transactions provided for herein shall be deemed to have given or delivered when deposited in the United States Mail, registered or certified, and with proper postage and registration or certification fees prepaid, addressed at their principal place of business or to such other address as may be designated by either party in writing.

  The Agreement shall be governed by and interpreted pursuant to the laws of the state of California by entering into this Agreement, the parties agree to the jurisdiction of the California courts with the venue in California. In the event of any breach of this Agreement, the prevailing party shall be entitled to recover all costs including reasonable attorney's fees.

  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary, in making proof of this Agreement to produce or account for more than one counterpart.

  Nothing contained herein shall be construed as creating a joint venture or partnership arrangement between Consultant and the Company.

IN WITNESS WHEREOF, the parties hereto have subscribed their hands and seals the day and year first above written.

CONSULTANT:                                                             COMPANY:

                                                                                        Southern States Power Company, Inc.

/s/ John Figliolini                                                                /s/ Harrison A. McCoy, III

John Figliolini                                                                    Harrison A. McCoy III, CEO